Exhibit 10.10

Long-Term Executive Incentive Plan — Performance Goals and Target Awards for the 2008-2010 Cycle

                The registrant maintains a shareholder-approved Long-Term Executive Incentive Compensation Plan to provide certain executives, including the executive officers, the opportunity to receive a cash award based on the achievement of performance objectives over a three-year cycle.  The Compensation and Succession Committee of the Board of Directors establishes performance measures for each cycle and sets threshold, target and maximum award opportunities.  The amount of each executive’s payout is dependent on the achievement of the performance measures.  The Committee has the authority to adjust the amount of awards payable under the Plan, but has no authority to increase the amount of an award otherwise payable to a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code.  Payments are made by March 15 of the year following the end of the respective cycle, after the Committee has certified in writing the degree of attainment of the cycle’s performance goals.

                On February 26, 2008 the Committee approved performance measures and target award opportunities for the 2008-2010 three-year performance cycle.  The award opportunities are based on three performance measures. 50% of the award opportunity is based on a three-year average adjusted net income return on equity measure, as compared to a peer group of companies representing both the property/casualty and financial services industries.  No payment based on this return on equity measure is made unless that return exceeds the average rate on three-year Treasury Notes over the three-year cycle, plus 200 basis points.  25% of the award opportunity is based on a measure of Allstate Protection’s growth in policies in force (“PIF”) over the three-year cycle, excluding property insurance, Motor Club, and the loan protection business and includes Allstate Canada. The remaining 25% is based on a measure of three year-average Allstate Financial net income return on capital.  Threshold, target and maximum levels of performance are established for each performance measure.  If the maximum level of performance is achieved, the award would be three times the executive officer’s target award, with target awards generally ranging from 40% to 155% of salary.